Exhibit 10.6

English Translation

Call Option Agreement

THIS CALL OPTION AGREEMENT (hereinafter referred to as “this Agreement”) made by and among the parties below (hereinafter referred to as “the Parties”) in Shanghai, China on January 16, 2006:

CGEN Digital Technology (Shanghai) Co., Ltd. (hereinafter referred to as “CGEN Digital”)

CGEN Digital Media Network Co., Ltd. (hereinafter referred to as “Shanghai Company”)

Gao Weiming

Chinese ID card number: 310103730527282 (hereinafter referred to as “Shareholder A”)

Cao Xiaofeng

Chinese ID card number: 310112197008270052 (hereinafter referred to as “Shareholder B”)

Yao Fang

Chinese ID card number: 310221670521081 (hereinafter referred to as “Shareholder C”)

Tian Guanyong

Chinese ID card number: 133031651224065 (hereinafter referred to as “Shareholder D”)

Zhu Haiguang

Chinese ID card number: 410423197106070010 (hereinafter referred to as “Shareholder E”)

(Shareholder A, Shareholder B, Shareholder C, Shareholder D and Shareholder E, including their respective successors and legal assigns, are hereinafter individually referred to as “a Shanghai Company shareholder” and collectively referred to as “Shanghai Company shareholders”.)

WHEREAS:

(1) Shareholder A, Shareholder B, Shareholder C, Shareholder D and Shareholder E hold the 49.5%, 18%, 13.5%, 10% and 9% equities of Shanghai Company respectively;

(2) CGEN Digital is an important partner of Shanghai Company; and

(3) Shanghai Company shareholders intend to grant to CGEN Digital the exclusive option to purchase all or part of the equities/assets of Shanghai Company shareholder or shareholders in Shanghai Company at any time on the basis of complying with Chinese legal requirements.

Pursuant to the relevant laws and regulations of the People’s Republic of China, the Parties, abiding by the principles of sincere cooperation, equality, mutual benefit and common development and through friendly negotiations, hereby agree as follows:

Article 1 Definitions

In this Agreement, the following terms shall have the following meanings:

1.1 “Agreement” means this Agreement, along with its annexes attached hereto and the written amendments to this Agreement as may be signed by the Parties from time to time.

1.2 “China” means the People’s Republic of China, and for the purpose of this Agreement, excludes Hong Kong, Taiwan and Macao.

1.3 “Date” means the year, month and date. The terms “within… (figure)” and “no later than… (figure)” in this Agreement shall include these figures.

Article 2 Granting and Exercise of Call Option

2.1 The Parties agree that CGEN Digital has the exclusive option to purchase all or part of the equities of Shanghai Company shareholders in Shanghai Company at any time according to the provisions of this Agreement, or all or part of the assets owned by Shanghai Company. This option may be exercised by CGEN Digital or the other qualified entity designated by CGEN Digital. This option is granted to CGEN Digital once this Agreement is signed by the Parties and such granting shall not be revoked within the valid term of this Agreement once it is made.

2.2 The call option shall be exercised only when the following conditions are fulfilled: the holding by CGEN Digital (or by the other qualified entity designated by CGEN Digital) of Shanghai Company’s equity or assets does not violate any applicable Chinese laws and regulations.

2.3 In order to exercise call option, CGEN Digital shall give a written notice (“Exercise Notice”) to Shanghai Company and Shanghai Company shareholders, indicating its intention of exercising call option according to the provisions of this Agreement as well as the quantity of the equity or assets of Shanghai Company to be purchased.

2.4 Within thirty (30) days after receiving the Exercise Notice, Shanghai Company shareholders or Shanghai Company (as the case may be) shall sign the equity/asset transfer contract consistent with the Exercise Notice with CGEN Digital or the qualified entity designated by CGEN Digital, along with the other necessary documents relating to transfer (collectively “Transfer Documents”).

2.5 To the extent permitted by law, when CGEN Digital decides to exercise call option, Shanghai Company and Shanghai Company shareholders shall unconditionally assist CGEN Digital in handling all government approval, license, registration, filing and other procedures necessary for the transfer.

2.6 Each Shanghai Company shareholder hereby severally and jointly, irrevocably and unconditionally agrees to the granting by other existing shareholders of the said call option to CGEN Digital. When CGEN Digital exercises call option pursuant to the provisions of this Agreement, each Shanghai Company shareholder will unconditionally waive his/her preemptive right as a shareholder of Shanghai Company.

Article 3 Exercise Price

Unless evaluation is required by related law, the purchase price of all purchased equity or assets of Shanghai Company shall be: (1) RMB 10,000; or (2) the lowest price permitted by related law, whichever is higher. Where CGEN Digital opts to purchase part of equity or assets of Shanghai Company, the exercise price shall be adjusted on the basis of the ratio of proposed equity or assets to all the equity or assets of Shanghai Company. When CGEN Digital exercises call option, this exercise price shall be paid by CGEN Digital at one time to Shanghai Company shareholders (in case of equity purchase), Shanghai Company (in case of asset purchase) or the other parties designated by them (depending on equity or asset purchase).

Article 4 Representations and Warranties

4.1 Each party hereby represents and warrants to the other parties that:

(1) The party has the full right, capacity and authority necessary to execute this Agreement and perform all the obligations and liabilities under this Agreement;

(2) The execution or performance of this Agreement does not violate any significant contract or agreement which binds upon the party or the party’s assets.

4.2 Shanghai Company and Shanghai Company shareholders severally and jointly make the following further representations and warranties to CGEN Digital:

(1) On the effective date of this Agreement, Shanghai Company shareholders lawfully own the equity of Shanghai Company and have the complete and valid right of disposal over such equity (except the limitations under Chinese laws and regulations). Shanghai Company’s equity owned by Shanghai Company shareholders is free and clear of any mortgage, pledge, security or other third-party interests or third-party recourse.

(2) Within the valid term of this Agreement, except with CGEN Digital’s written consent, Shanghai Company shareholders shall not transfer their equities in Shanghai Company to any third party.

(3) Within the valid term of this Agreement, Shanghai Company’s business activities will comply with all applicable Chinese laws, regulations, decrees and administrative rules and not violate above requirements, which have a material adverse influence upon Shanghai Company’s business activities or assets.

(4) Before CGEN Digital (or the qualified entity designated by it) exercises call option and obtains all Shanghai Company’s equity or assets, Shanghai Company shall not:

(a) sell, transfer, mortgage, lease, hold in trust or otherwise dispose of the lawful or beneficial interests of any of its assets, businesses or income or allow them to be created with any other security interest (except those occurring in its normal or ongoing course of business or disclosed to CGEN Digital and consented to by CGEN Digital in writing);

(b) engage in any transaction that will materially influence its assets, liabilities, operations, equity and other lawful rights (except those occurring in its normal or ongoing course of business or disclosed to CGEN Digital and consented to by CGEN Digital in writing);

(c) distribute dividends to its shareholders in any form (unless unanimously approved by Shanghai Company shareholders by voting pursuant to Article 5.1 in this Agreement).

(5) Before CGEN Digital (or the qualified entity designated by it) exercises call option and obtains all Shanghai Company’s equity or assets, Shanghai Company shareholders shall not jointly or severally:

(a) make supplements, modifications or amendments to Shanghai Company’s articles of association in any form whatsoever, which will materially influence Shanghai Company’s assets, liabilities, operations, equity and other lawful rights (except pro-rata capital increases to meet legal requirements);

(b) cause Shanghai Company to be engaged in any transaction that will materially influence Shanghai Company’s assets, liabilities, operations, equity and other lawful rights (except those occurring in its normal or ongoing course of business or disclosed to CGEN Digital and consented to by CGEN Digital in writing);

(c) cause shareholders’ meeting or board of directors of Shanghai Company to adopt the resolution on dividend distribution.

(6) Within the valid term of this Agreement, unless otherwise specified herein or consented to by CGEN Digital in writing, Shanghai Company shareholders will jointly and severally cause Shanghai Company to:

(a) based on good financial and commercial standards and practices, maintain its existence, prudently and effectively deal with its businesses and affairs and make its best efforts to ensure that it continuously has the permits, licenses and approvals necessary for its business operations and that these permits, licenses and approvals are not cancelled;

(b) maintain its tangible assets to be in a good working condition, except normal tear;

(c) without CGEN Digital’s prior written consent, not seek a settlement or waive or change its request or other rights in any lawsuit or arbitration in which Shanghai Company is a party and object value exceeds RMB 1 million (inclusive);

(d) make its best efforts to keep its existing organization structure and senior management personnel unchanged and continue to maintain its relations with customers so as to assure that equity or assets transfer under this Agreement has no material adverse influence on Shanghai Company’s goodwill and operations;

(e) without CGEN Digital’s prior written consent, not provide loans to any party (except those occurring in its normal or ongoing course of business or disclosed to CGEN Digital and consented to by CGEN Digital in writing);

(f) without CGEN Digital’s prior written consent, not make a merger with any third party, acquire the assets or businesses of any third party or transfer its assets or other rights to any third party (except those occurring in its normal or ongoing course of business or disclosed to CGEN Digital and consented to by CGEN Digital in writing);

(g) timely inform CGEN Digital in writing of any event, fact, condition, change or other situation that results in or may result in a significant adverse change to Shanghai Company or causes Shanghai Company to violate the provisions of this Agreement;

(h) if CGEN Digital exercises call option according to the provisions of this Agreement, make its best efforts to obtain all government approvals and other consents (if any) necessary for equity transfer as early as possible.

4.3 When a Shanghai Company shareholder is no longer a shareholder of Shanghai Company, it will cause its successor to accept the rights and obligations under this Agreement in written form and above written rights and obligations shall have the same legal effect as those in this Agreement.

4.4 When Shanghai Company needs funds for operation purpose, CGEN Digital will, or arrange related company to, provide funds to Shanghai Company in the manner permitted by the law. If Shanghai Company is unable to repay such funds owing to its losses, CGEN Digital agrees to, or cause related company to, waive right of recourse to such funds.

Article 5 Other Provisions

Each party further agrees that:

5.1 After this Agreement is signed, Shanghai Company shareholders (“Entrusting Person”) undertake to sign a power of attorney to authorize CGEN Digital or the persons designated by it (“Entrusted Person”) to exercise Shanghai Company shareholders’ rights (including voting powers) (as defined in Article 5.3) as its authorized representative at the shareholders’ meeting of Shanghai Company. The scope, matters, term and other content of such authorization shall be acceptable to CGEN Digital. Entrusting Person will not withdraw its entrustment to Entrusted Person. The precondition for granting the said authorization and entrustment to designated persons is that Entrusted Person is a Chinese citizens and CGEN Digital agrees to the said authorization and entrustment. Once CGEN Digital gives a written notice about the replacement of Entrusted Person, Shanghai Company shareholders will immediately withdraw the entrustment and authorization granted to Entrusted Person and at the time of receiving the written notice from CGEN Digital, designate the other Chinese citizens nominated by CGEN Digital to exercise the said rights at the shareholders’ meeting of Shanghai Company. Entrusted Person shall perform entrustment obligations in accordance with law within the scope of said authorization in a prudent and diligent manner and indemnify Entrusting Person from and against the losses and damages as may arise from authorization and entrustment (except those caused due to the intentional act or gross negligence of Entrusting Person). Otherwise, Entrusted Person shall undertake all legal and economic responsibilities to Entrusting Person and Shanghai Company in accordance with laws. This undertaking shall not be cancelled within the valid term of this Agreement.

5.2 To the extent permitted by applicable laws, Shanghai Company shareholders will extend Shanghai Company’s duration depending on CGEN Digital’s approved duration so as to be consistent with CGEN Digital’s duration.

5.3 Right granting

Subject to applicable laws, Entrusting Person hereby irrevocably authorizes Entrusted Person to exercise the following rights within the valid term of this Agreement:

(1) On its behalf, exercise all its shareholder voting powers as specified by laws and articles of association at the shareholders’ meeting of Shanghai Company (including, but not limited to, sell or transfer all or part of its equity in Shanghai Company); nominate and appoint the directors, general manager, etc of Shanghai Company as its authorized representative at the shareholders’ meeting of Shanghai Company;

(2) Appoint and replace the legal representative, secretary and directors of Shanghai Company; and

(3) Change the authorized signatory of Shanghai Company with the bank to a person designated by Entrusted Person and notified to Shanghai Company.

Entrusting Person hereby irrevocably agrees that within the valid term of this Agreement, CGEN Digital has the right to select qualified persons outside CGEN Digital to exercise the said rights.

5.4 Right acceptance

CGEN Digital agrees to accept (and represent Entrusted Person to accept) the said rights and exercise the said rights.

5.5 Right transfer

Entrusting Person hereby agrees that Entrusted Person may itself transfer the said rights to any third party. Such transfer does not require the further consent of any Entrusting Person, but Entrusted Person shall inform Entrusting Person within three working days after such transfer.

Article 6 Confidentiality

Each party hereto shall keep the contents of this Agreement confidential and without the prior consent of the other parties, not disclose to any other person or release the contents of this Agreement, provided, however, that this obligation does not apply to any information which is: (i) disclosed under requirement of relevant laws or the rules of any stock exchange; (ii) already publicly available other than through the fault of the recipient; (iii) disclosed to one party’s shareholder, legal adviser, accountant, financial consultant or other professional consultant;

or (iv) disclosed to the potential buyer of equity/assets of one party or its shareholder or other investors, debt or equity financier, which shall make the appropriate confidentiality undertakings (also subject to CGEN Digital’s consent if transferor is not CGEN Digital).

Article 7 Applicable Law and Liability for Breach of Contract

The formation, validity, interpretation, execution and settlement of disputes in connection with this Agreement shall be governed by the laws of the People’s Republic of China.

If any of the Parties violates the provisions of this Agreement and fails to fully perform this Agreement, or makes any false representation or warranty in this Agreement, or conceals or omits any significant fact, or does not perform any of its warranties, it shall be deemed to Breach of Contract under this Agreement. The defaulting party shall undertake the corresponding Liability for Breach of Contract in accordance with laws.

Article 8 Settlement of Disputes

8.1 Any dispute arising from or out of the performance of this Agreement shall be settled by the Parties through friendly negotiations. In case no settlement can be reached, such dispute may be submitted for arbitration.

8.2 The dispute will be submitted to China International Economic and Trade Arbitration Commission Shanghai Sub-commission (“CIETAC”) for arbitration in Shanghai in accordance with CIETAC’s arbitration rules then in effect.

8.3 The arbitral award shall be final and binding upon the Parties hereto. Arbitration costs (including, but not limited to, arbitration expenses and lawyer’s fee) shall be borne by the losing party, unless otherwise specified in the award.

Article 9 Effectiveness

This Agreement shall go into effect after it is signed by the Parties until all the Parties agree to terminate this Agreement.

Notwithstanding the foregoing provision, CGEN Digital may terminate this Agreement by giving a prior 30 days notice to the other parties. No other party may terminate this Agreement unilaterally if the Parties do not reach a mutual agreement through negotiations.

Article 10 Amendments

The Parties shall perform all the provisions of this Agreement once it becomes effective. Any amendment to this Agreement shall be subject to a mutual agreement reached by the Parties through negotiations and made by a written instrument signed by the Parties after obtaining their respective necessary authorizations and approvals.

Article 11 Counterparts

This Agreement is executed in five originals, with each of CGEN Digital, Shanghai Company and Shanghai Company shareholders holding one original.

Article 12 Supplementary Provisions

12.1 Shanghai Company shareholders shall undertake the joint and several obligations, undertakings and responsibilities towards CGEN Digital under this Agreement, and assume the joint responsibilities among themselves. As far as CGEN Digital is concerned, the breach by any Shanghai Company shareholder shall constitute a breach by the other shareholders of Shanghai Company.

12.2 The headings in this Agreement are inserted for convenience of reference only and shall not affect the contents and interpretation of the main body of this Agreement.

12.3 In case of anything not covered herein, the Parties may sign a supplementary agreement in accordance with laws, which is annexed to and forms an integral part of this Agreement.

(No text below)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in Shanghai as of the date first above written.

CGEN Digital Technology (Shanghai) Co., Ltd.

(Common seal) Authorized

representative: (Signature): /s/

CGEN Digital Media Network Co., Ltd.

(Common seal) Authorized

representative: (Signature): /s/

Gao Weiming

Chinese ID card number: 310103730527282

(Signature): /s/

Cao Xiaofeng

Chinese ID card number: 310112197008270052

(Signature): /s/

Yao Fang

Chinese ID card number: 310221670521081

(Signature): /s/

Tian Guanyong

Chinese ID card number: 133031651224065

(Signature): /s/

Zhu Haiguang

Chinese ID card number: 410423197106070010

(Signature): /s/